Exhibit 10.1

DIRECTORS’ COMPENSATION

Annual Retainer of $62,500 (payable quarterly) in cash or deferred stock or deferred cash as defined below plus Option Awards and Deferred Stock Units with the value when granted each quarter as described below.

Annual Retainer:

Cash OR, at the Director’s election,		$15,625 payable quarterly as earned

Deferred Stock under the 2005 Deferred Comp. Plan for Directors OR	Computation date	The last trading day in the fiscal quarter during which director served

	Class of shares	Class A Common Stock

	Number of shares	$15,625 divided by the closing price for a share of class B Common Stock on the computation date (rounded down to the nearest whole share)

	Issuance date	3 or more years after the computation date

Deferred cash under the 2005 Deferred Comp. Plan for Directors	Payment date	3 or more years after the date earned

	Accrual interest rate	Rate determined annually by Corporation for employee deferred compensation plans

Option Awards:

Grant date	The last trading day in the fiscal quarter during which director served

Class of shares	Class A Common Stock

Number of shares

$36,250 worth of stock options, granted in quarterly installments of $9,062.50. The number of shares to be issued in any quarter will be determined by dividing the amount of the quarterly installment by the per share value of an option, based upon the Black Scholes formula as carried on the Bloomberg L.P. service, using the following assumptions:

Expected Volatility: 27%

Risk - Free Interest Rate: A percentage equal to the interest rate for 10 year U.S. Treasury obligations on the date of grant

Dividend Yield : the annual dividend yield for ARAMARK common stock on the date of grant

Expected Life of Option: 5 years

Stock Price: The closing price of a share of ARAMARK Class B Common stock on the date of grant as reported on the New York Stock Exchange Consolidated Tape

Expiration	10 years from date of grant

Vesting Schedule	Option 100% vested upon grant

Options are automatically granted as set forth above without any further action.

Deferred Stock Units:

Grant date	The last trading day in the fiscal quarter during which director served

Class of shares	Class B Common Stock

Number of shares	$26,250 worth of deferred stock units, granted in quarterly installments of $6,562.50. The number of deferred stock units to be issued in any quarter will be determined by dividing the amount of the quarterly installment by the closing price of a share of ARAMARK Class B Common stock on the date of grant as reported on the New York Stock Exchange Consolidated Tape

Pay out:	6 months after termination of service as a director

Vesting Schedule	100% vested upon grant

Deferred stock units are automatically granted as set forth above without any further action.

Ownership Guidelines:

Ownership Guidelines	ARAMARK common stock with a market value of four times the annual retainer, within four years of election to the Board.